EXHIBIT 99.1
For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS
16.5 PERCENT INCREASE IN THIRD QUARTER EARNINGS

REVENUE GROWTH ACCELERATES TO 15.0 PERCENT IN MOST RECENT QUARTER,
COMPARED WITH 11.6 PERCENT IN FIRST HALF OF FISCAL YEAR

DURANGO, Colorado (January 6, 2011) -- Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported higher revenues and earnings for the third quarter and first nine months of FY2011, when compared with prior-year periods.

For the three months ended November 30, 2010, total revenues increased 15.0 percent to approximately $7.9 million, compared with revenues of approximately $6.9 million in the third quarter of the previous fiscal year.  Same-store sales at franchised retail outlets increased approximately 2.1 percent during the quarter ended November 30, 2010, when compared with the prior-year period.

Retail sales increased 28.1 percent from last year’s third quarter, to $766,000, compared with $598,200 in the same period of FY2010, due to an increase in the average number of Company-owned stores in operation from 8 in the quarter ended November 30, 2009 to 12 in the quarter ended November 30, 2010.

Sales of all franchised and Company-owned stores increased 4.0 percent to approximately $25.3 million in the most recent quarter, compared with approximately $24.4 million in the corresponding prior-year quarter.

Factory product sales of approximately $5.9 million in the quarter ended November 30, 2010 represented an increase of 14.1 percent when compared with approximately $5.1 million in last year’s third quarter.  The improvement was primarily due to higher sales to the Company’s franchise system, reflecting a 2.3 percent increase in same-store pounds purchased by franchisees, along with an increase in sales of factory product to licensed co-branded locations and customers outside the Company’s system of franchised stores.

Royalties and marketing fees rose 5.4 percent in the third quarter of FY2011 to approximately $1.2 million, compared with approximately $1.1 million in the third quarter of FY2010.  The increase in royalties and marketing fees resulted from higher same-store sales at franchised locations and an increase in royalties from licensed locations, partially offset by a 4.2 percent decrease in the average number of domestic franchised units in operation.  Franchise fees more than tripled to $114,000 in the third quarter of FY2011, versus $31,500 in the third quarter of FY2010, primarily due to license fees associated with the opening of eight Cold Stone Creamery co-branded locations in the most recent quarter.

Net income for the quarter ended November 30, 2010 increased 16.5 percent to $873,480, compared with $749,963 in the corresponding prior-year period.  Basic and diluted earnings per share increased 16.7 percent to $0.14, versus $0.12 in the quarter ended November 30, 2009.

"Same-store sales at our franchised Rocky Mountain Chocolate Factory stores improved during the third quarter, rising approximately 2.1 percent when compared with the prior-year quarter," stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company.  "By contrast, same-store sales during the first half of Fiscal 2011 increased by approximately 0.1 percent relative to the prior-year period.  The moderate strengthening that we saw during the September-November quarter continued through the month of December, as holiday spending by U.S. consumers recovered somewhat in most of the retail venues where our stores are located.  It now appears that same-store sales for the twelve months ending February 28, 2011 will improve from prior-year levels.  If that occurs, it will represent the first improvement in full-year same-store sales since Fiscal 2007."

"The volume of product purchased from our factory in Durango, Colorado also improved nicely during the third quarter and first nine months of Fiscal 2011.  We benefited from higher same-store sales to our franchisees, increased sales to third-party customers, and growing sales to an expanding number of co-branded stores that are operated under a license that we have granted to Cold Stone Creamery."

"The Company's newest retail concept involves Aspen Leaf self-serve yogurt stores, the first of which opened in San Antonio, Texas on December 16, 2010," continued Merryman.  "To date, we have signed leases for additional company-owned stores in Greely, Colorado; Farmington, New Mexico; and Boise, Idaho.  While we are highly enthusiastic regarding the prospective economics of this new concept, it is too early to forecast the impact of Aspen Leaf upon our operating results in Fiscal 2012 and future years."

For the nine months ended November 30, 2010, total revenues rose 12.8 percent to approximately $22.2 million, versus revenues of approximately $19.6 million in the first nine months of FY2010.  Same-store sales at franchised locations increased approximately 0.5 percent during the first nine months of FY2011, when compared with the corresponding period of the previous fiscal year.  Retail sales increased 41.0 percent to approximately $2.5 million in the nine months ended November 30, 2010, versus approximately $1.8 million in the year-earlier period, primarily due to an increase in the average number of Company-owned stores in operation from 7 in the nine months ended November 30, 2009 to 12 in the nine months ended November 30, 2010.  Same-store sales at Company-owned locations decreased 4.1 percent in the first nine months of FY2011 relative to the corresponding period in FY2010.

Sales of all franchised and Company-owned stores increased 3.5 percent to approximately $80.6 million in the nine months ended November 30, 2010, compared with approximately $77.8 million in the first nine months of FY2010.

Factory product sales rose 11.0 percent to approximately $15.5 million in the most recent nine-month period, compared with approximately $13.9 million in the first nine months of the previous fiscal year.  The increase was primarily due to higher shipments of factory products to customers outside of the Company’s network of franchised stores, a 1.4 percent increase in same-store pounds purchased by franchised retail stores, and higher shipments to licensed co-branded retail stores.

Net income during the nine months ended November 30, 2010 increased 15.5 percent to $2,748,723, compared with $2,380,039 in the first nine months of FY2010.  Basic earnings per share increased 12.5 percent to $0.45, versus $0.40 in the nine months ended November 30, 2009, while diluted earnings per share rose 15.8 percent to $0.44, compared with $0.38 in the corresponding period of the previous year.

During the first nine months of Fiscal 2011, franchisees, licensees and the Company opened 33 new stores, including 19 Cold Stone Creamery co-branded conversions and six stores outside of the United States.  Based upon information currently available to the Company, management expects the number of new store openings for the fiscal year ending February 28, 2011 to approximate 40 to 43 units, including 23 to 25 Cold Stone Creamery co-branded locations and one Aspen Leaf self-serve yogurt store.  A complete list of stores is available on the Company’s website at www.RMCF.com.

During the third quarter of Fiscal 2011, franchisees and licensees opened new stores, including Cold Stone Creamery co-branded conversions, in Albuquerque, New Mexico; Anchorage, Alaska; Bellingham, Washington; Edwardsville, Illinois; Freehold, New Jersey; Gaithersburg, Maryland;  Hudson, Wisconsin;  Montreal, Quebec; San Antonio, Texas; San Marcos, California; Quebec, Quebec; Pickerington, Ohio; Abu Dhabi, UAE; Vicksburg, Mississippi; and West Jordon, Utah.  During the month of December, franchisees and licensees opened new stores, including Cold Stone Creamery co-branded conversions in Calgary, Alberta; Kansas City, Kansas; Lake Elsinore, California; Longmont, Colorado; Temecula, California; and Tulsa, Oklahoma.  A complete list of stores is available on the Company’s website at www.RMCF.com.

On December 10, 2010, the Company paid its 30th consecutive quarterly cash dividend, in the amount of $0.10 per share, to shareholders of record November 30, 2010.

The Company will host a conference call today, January 6, 2011, at 4:15 p.m. EST PM to discuss third quarter and nine-month operating results, along with other topics of interest.  To access the conference call, please dial 1-877-317-6789 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 EST and ask to be connected to the “Rocky Mountain Chocolate Factory conference call.”  A replay of the call will be available through January 13, 2011 at 5:00 p.m. EST by dialing 877-344-7529 (international/local callers dial 412-317-0088) and entering the conference I.D. #447169.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 361 stores in 37 states, Canada, and the United Arab Emirates.  The Company’s common stock is listed on Nasdaq under the symbol “RMCF.”

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, including but not limited to new store openings, the success of the Company’s launch of Aspen Leaf Yogurt, LLC and its ability to open new locations this fiscal year, whether same store sales increase for FY2011 and other risks.  Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions.  The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during the nine months ended November 30, 2010	Stores open as of November 30, 2010
United States:
Franchised Stores	8	251
Company-owned Stores	0	12
Cold Stone Creamery	19	38
International Licensed Stores	6	55
Total	33	356

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)
	Three Months Ended November 30,		Three Months Ended November 30,
	2010	2009	2010	2009
Revenues
Factory sales	$5,859	$5,135	74.0%	74.6%
Royalty and marketing fees	1,177	1,116	14.9%	16.2%
Franchise fees	114	31	1.4%	0.5%
Retail sales	766	599	9.7%	8.7%
Total revenues	7,916	6,881	100.0%	100.0%

Costs and Expenses
Cost of sales	4,375	3,742	55.3%	54.4%
Franchise costs	403	377	5.1%	5.5%
Sales and marketing	396	358	5.0%	5.2%
General and administrative	686	572	8.7%	8.3%
Retail operating	569	459	7.2%	6.7%
Depreciation and amortization	163	174	2.0%	2.5%

Total costs and expenses	6,592	5,682	83.3%	82.6%

Income from Operations	1,324	1,199	16.7%	17.4%

Other Income	16	7	0.2%	0.1%

Income Before Income Taxes	1,340	1,206	16.9%	17.5%

Provision for Income Taxes	466	456	5.9%	6.6%

Net Income	$874	$750	11.0%	10.9%

Basic Earnings per Common Share	$0.14	$0.12
Diluted Earnings per Common Share	$0.14	$0.12

Weighted Average Common Shares Outstanding	6,063,720	6,025,938
Dilutive Effect of Stock Options	244,026	196,913
Weighted Average Common Shares Outstanding, Assuming Dilution	6,307,746	6,222,851

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)
	Nine Months Ended November 30,		Nine Months Ended November 30,
	2010	2009	2010	2009
Revenues
Factory sales	$15,477	$13,943	69.8%	71.0%
Royalty and marketing fees	3,935	3,834	17.8%	19.5%
Franchise fees	244	85	1.1%	0.5%
Retail sales	2,502	1,775	11.3%	9.0%
Total revenues	22,158	19,637	100.0%	100.0%

Costs and Expenses
Cost of sales	11,502	10,208	51.9%	52.0%
Franchise costs	1,116	1,149	5.0%	5.9%
Sales and marketing	1,144	1,035	5.2%	5.3%
General and administrative	1,999	1,775	9.0%	9.0%
Retail operating	1,691	1,167	7.6%	5.9%
Depreciation and amortization	504	529	2.3%	2.7%

Total costs and expenses	17,956	15,863	81.0%	80.8%

Income from Operations	4,202	3,774	19.0%	19.2%

Other Income (Expense)	41	19	0.2%	0.1%

Income Before Income Taxes	4,243	3,793	19.2%	19.3%

Provision for Income Taxes	1,494	1,413	6.8%	7.2%

Net Income	$2,749	$2,380	12.4%	12.1%

Basic Earnings per Common Share	$0.45	$0.40
Diluted Earnings per Common Share	$0.44	$0.38

Weighted Average Common Shares Outstanding	6,045,782	6,008,099
Dilutive Effect of Stock Options	236,496	199,770
Weighted Average Common Shares Outstanding, Assuming Dilution	6,282,278	6,207,869

SELECTED BALANCE SHEET DATA
(in thousands)
	November 30, 2010	February 28, 2010
		(audited)
Current Assets	$13,083	$12,225
Total assets	$20,182	$18,920
Current Liabilities	$3,390	$3,294
Stockholders’ Equity	$15,980	$14,731

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